TIGA

TIGA ACQUISITION CORP.
[TBD]

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/TINV2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91847-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**TIGA ACQUISITION CORP.**

**The Board of Directors recommends you vote FOR the following proposals:**

| | | For | Against | Abstain |
|---|---|---|---|---|
| 1. | **The Business Combination Proposal -** to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga, Tiga Merger Sub LLC ("*Merger Sub I*") and Grindr Group LLC ("*Grindr*"), a copy of which is attached to the proxy statement/prospectus as Annex A, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Tiga Merger Sub II LLC ("*Merger Sub II*") and Grindr, a copy of which is attached to the proxy statement/prospects as Annex A-1 (collectively, the "*Merger Agreement*"). The Merger Agreement provides for, among other things, the merger of Merger Sub I with and into Grindr (the "*First Merger*"), with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga (Grindr, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the "*Surviving Company*"), and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II (the "*Second Merger*" and, together with the First Merger, the "*Mergers*"), with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the proxy statement/prospectus (the "*Business Combination Proposal*"); | ☐ | ☐ | ☐ |
| 2. | **The Domestication Proposal -** to consider and vote upon a proposal to approve by special resolution, the change of Tiga's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the ''*Domestication*" and, together with the Mergers, the "*Business Combination*") (the "*Domestication Proposal*"); | ☐ | ☐ | ☐ |
| 3. | **The Organizational Documents Proposal -** to consider and vote upon a proposal to approve by special resolution and adopt the proposed new certificate of incorporation ("*Proposed Certificate of Incorporation*") and the proposed new bylaws ("*Proposed Bylaws*") of Tiga Acquisition Corp., a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the "*DGCL*"), which will be renamed "Grindr Inc." in connection with the Business Combination (Tiga after the Domestication, including after such change of name, is referred to herein as "*New Grindr*") (the "*Organizational Documents Proposal*"); | ☐ | ☐ | ☐ |
| 4. | **The Governance Proposal -** to consider and vote upon on a proposal by ordinary resolution, on a non-binding advisory basis, certain material differences between Tiga's Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the "*Cayman Constitutional Documents*") and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements (the "*Governance Proposal*"); | ☐ | ☐ | ☐ |
| 5. | **The Director Election Proposal -** to consider and vote upon a proposal by ordinary resolution of the holders of Class B ordinary shares to elect ten directors who, upon consummation of the Business Combination, will be the directors of New Grindr (the "*Director Elections Proposal*"); | ☐ | ☐ | ☐ |
| 6. | **The Stock Issuance Proposal -** to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of New Grindr Common Stock to (a) the Tiga Sponsor LLC pursuant to the Backstop Commitment and the Forward Purchase Commitment and (b) Grindr's members pursuant to the Merger Agreement (the "*Stock Issuance Proposal*"); | ☐ | ☐ | ☐ |
| 7. | **The Incentive Plan Proposal -** to consider and vote upon a proposal to approve by ordinary resolution, the Grindr Inc. 2022 Equity Incentive Plan (the "Incentive Plan Proposal"); and | ☐ | ☐ | ☐ |
| 8. | **The Adjournment Proposal -** to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the "*Adjournment Proposal*"). | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting:**
The Notice and Proxy Statement is available at www.proxyvote.com.

D91848-TBD

# TIGA ACQUISITION CORP.
## Extraordinary General Meeting of Shareholders
## [TBD], 2022 [TBD]
## This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) [TBD] and [TBD], or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of TIGA ACQUISITION CORP. that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of Shareholders to be held virtually at [TBD], [TBD] on [TBD], 2022, at www.virtualshareholdermeeting.com/TINV2022SM, and any adjournment or postponement thereof. For purposes of the articles of association of TIGA ACQUISITION CORP., the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**